Exhibit 10.1

January 25, 2005

ALON USA, LP

7616 LB J Freeway, Suite 300

Dallas, Texas 75251

Holly Energy Partners, L.P.

100 Crescent Court, Suite 1600

Dallas, Texas 75201

Re:	Letter Agreement with Respect to certain Refined Product Pipelines subject to the Pipeline and Terminals Agreement (the “Agreement”) to be entered between Holly Energy Partners, L.P. (“HEP”) and ALON USA, LP (“ALON”)

Ladies and Gentlemen:

The purpose of this letter agreement is to set forth certain agreements between HEP and ALON with respect to the certain Refined Product Pipelines subject to the Agreement. Capitalized terms used herein and not otherwise defined shall have the meanings given to such terms in the Agreement.

1. The Refined Product Pipelines subject to the Agreement include (i) the 136 mile pipeline from Midland, Texas to Orla, Texas (the “Fin-Tex Pipeline”); (ii) the 105 mile pipeline from Big Spring, Texas to Abilene, Texas and the 227 mile pipeline from Big Spring, Texas to Wichita Falls, Texas (together, the “Trust Pipelines”); and (iii) the 47 mile pipeline from Wichita Falls, Texas to Duncan, Oklahoma (the “River Pipeline”).

2. With respect to the Trust Pipelines, ALON is undertaking to use commercially reasonable efforts to (i) purchase a right of way for a certain 9200 feet of pipeline located in Throckmorton County, Texas; and (ii) correct the erroneous designation of the Trust Pipelines as a common carrier pipeline in Form T-4 filings with the Texas Railroad Commission. ALON agrees to use commercially reasonable efforts to complete the foregoing undertakings as soon as practicable.

3. With respect to shipments of Refined Products, ALON represents that: (A) the Refined Products shipped by ALON on the Fin-Tex Pipeline and the Trust Pipelines will meet specifications for sale in the State of Texas; (B) ALON will use the Refined Product Terminals at Abilene and Wichita Falls and the terminal in El Paso as distribution facilities; and (C) when ALON ships Refined Products to El Paso and Wichita Falls, it will not do so with the intent to ship the Refined Products immediately out of state; and (D) ALON will arrange further shipments from El Paso and Wichita Falls, including shipments to other states, only after the Refined Products have come to rest in the terminal at El Paso or the Refined Product Terminal at Wichita Falls, respectively. ALON represents that it will immediately inform HEP if any circumstance or event causes any of the foregoing representations to change.

4. So long as ALON is complying with paragraph 2 above and if ALON is in compliance with paragraph 3 above, HEP will treat the Trust Pipelines as private pipelines. In the event it becomes reasonably apparent to HEP that ALON will be unable to purchase the right of way and correct the Texas Railroad Commission filing referred to in paragraph 2 above, then HEP will reasonably consult with ALON in good faith to (i) consider and implement alternative actions that ALON may take, at its sole cost and expense, to maintain the private status of the Trust Pipelines or (ii) comply with Common Carrier Requirements, and thereafter may, if required by Common Carrier Requirements, file a tariff with the Texas Railroad Commission subject to the terms of the Agreement. In furtherance of the foregoing, HEP further agrees that, subject to ALON’s compliance with paragraphs 2 and 3 above, HEP will not solicit or encourage any third party to initiate any Public Tariff filing with respect to the Trust Pipelines.

In the event of any change in Applicable Law or the occurrence of any third party petition or other event or circumstance which could potentially require a Public Tariff to be filed with respect to the Trust Pipelines, HEP shall consult with ALON to determine any actions that may be taken to avoid such public filing requirement and shall reasonably cooperate with ALON to implement any such actions.

5. The parties agree that subsequent to the date of this letter and in connection with the closing of that certain Contribution Agreement of even date herewith by and among HEP, Holly Energy Partners-Operating, L.P., T&R Assets, Inc., Fin-Tex Pipeline Company, ALON USA Refining, Inc., ALON Pipeline Assets, LLC, ALON Pipeline Logistics, LLC, ALON USA, Inc., and ALON, the parties will be entering into the Agreement. Notwithstanding any provision contained in the Agreement to the contrary, the parties agree that this letter agreement shall survive the execution and delivery of the Agreement and shall thereafter constitute an addition and supplement to the Agreement.

By execution of this letter agreement, HEP and ALON confirm that the foregoing accurately reflects their agreements with respect to the subject matter hereof.

ALON USA, LP

By:	ALON USA GP, LLC, its general partner

By:
Jeff D. Morris
President and Chief Executive Officer

HOLLY ENERGY PARTNERS, L.P.

By:	HEP LOGISTICS HOLDINGS, L.P., its general partner

By:	HOLLY LOGISTIC SERVICES, L.L.C., its general partner

By:
Matthew P. Clifton
Chairman of the Board and
Chief Executive Officer